Exhibit 5.2

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074

TEL	804 • 788 • 8200
FAX	804 • 788 • 8218
FILE NO:	51645.000001

March 28, 2016

Atmos Energy Corporation

1800 Three Lincoln Centre

Dallas, Texas 75240

Atmos Energy Corporation

Public Offering of up to $200,000,000 Aggregate Offering Price of Common Stock

Ladies and Gentlemen:

We have acted as special Virginia counsel for Atmos Energy Corporation, a Texas and Virginia corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company on March 28, 2016 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the Company’s offering and sale of the Company’s common stock, no par value per share (the “Common Stock”), having an aggregate offering price of up to $200,000,000 (the “Shares”).

The Shares are being offered and sold as described in the prospectus, dated March 28, 2016 contained in the Registration Statement (the “Base Prospectus”), and the prospectus supplement thereto, dated March 28, 2016 (the “Prospectus Supplement,” and, together with the Base Prospectus, the “Prospectus”).

This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company, certificates of corporate officers of the Company and public officials and such other documents as we have deemed necessary for the purposes of rendering this opinion, including, among other things, (i) the Virginia Restated Articles of Incorporation (the “Articles of Incorporation”) and the Amended and Restated Bylaws (the “Bylaws”) of the Company, each as amended through the date hereof, (ii) a certificate issued by the State Corporation Commission of the Commonwealth of Virginia on the date hereof, to the effect that the Company is existing under the laws of the Commonwealth of Virginia and in good standing, (iii) resolutions of the Board of Directors of the Company adopted at a meeting held on August 5, 2015 and February 2, 2016 (the “Authorizing Resolutions”), (iv) the

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www.hunton.com

Atmos Energy Corporation

March 28, 2016

Registration Statement, (v) the Prospectus, (vi) an executed copy of the Equity Distribution Agreement, dated March 28, 2016, among the Company and Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC and (vii) and a specimen stock certificate representing the Common Stock.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures not witnessed by us and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof on such parties (other than the authorization, execution and delivery of documents by the Company).

As to factual matters, we have relied upon, and assumed the accuracy of, representations included in the documents submitted to us, upon certificates of officers of the Company and upon certificates of public officials. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

We do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia. We express no opinion as to the effect of the laws of the State of Texas on the issuance, payment and nonassessability of the Shares.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that (subject to compliance with the pertinent provisions of the Securities Act, and to compliance with such securities or “blue sky” laws of any jurisdiction as may be applicable):

1. The Company is validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia.

2. Assuming that all offers and sales of the Shares will (a) comply with the “Minimum Offering Price,” “Pricing Formula” and “ATM Offering Limit” and (b) be completed on or prior to the “Offering Deadline,” each as set forth in the Authorizing Resolutions, when issued and delivered in accordance with the terms and conditions set forth in the Equity Distribution Agreement, the Shares will have been duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.2 to the Registration Statement and to the reference to our firm under the heading “Legal

Atmos Energy Corporation

March 28, 2016

Matters” in the Base Prospectus, which is part of the Registration Statement, and the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein. Our opinions are expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,
/s/ Hunton & Williams LLP